EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

     This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 12, 2009, by and between Beacon Enterprise Solutions Group, Inc., an Indiana corporation (the “Company”), and Bruce Widener (“Executive”). This Agreement replaces the Executive Employment Agreement entered into between the parties on December 20, 2007.

     WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms set forth herein;

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period of thirty-six (36) months beginning on and effective as of May 12, 2009, and ending thirty-six (36) months thereafter, unless Executive’s employment is extended as hereinafter provided or is terminated as provided in Section 4 hereof (the “Employment Period”). Thereafter, this Agreement shall be deemed extended from year to year upon the same terms and conditions as set out herein, unless either party has notified the other of their intent to terminate this Agreement within at least one hundred twenty (120) days of the end of any then current Employment Period, or unless this Agreement is terminated as provide in paragraph 4 hereof.

     Section 2. Position and Duties. During the Employment Period, Executive will serve as Chairman of the Board and Chief Executive Officer of the Company and render such managerial, analytical, administrative, marketing, creative and other executive services to the Company and its Affiliates, as are consistent with such executive position and from time to time necessary in connection with the management and affairs of the Company and its Affiliates, in each case subject to the authority of the Board (as defined below) of the Company to define such executive services. Executive will devote his best efforts and all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. Executive will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Executive will be permitted to reside and perform Executive’s duties in Louisville, Kentucky (other than typical travel that is required in the performance of such duties).

     Section 3. Salary and Benefits.

     (a) Salary. Executive’s compensation shall consists of a base annual salary of Two Hundred Forty Thousand ($240,000.00) Dollars (less such deductions as shall be required to be withheld pursuant to applicable law) and bonus as referred to in Section 3 (b) below. The Salary will be payable in regular installments according to the Company’s payroll policies. Executive will also be eligible for an annual salary review by the Company and the Salary may be increased by the Company based on the achievement of performance goals, provided however, in any event, Executive shall be entitled to a minimum annual five (5%) percent cost of living increase.

     (b) Bonuses. During the Employment Period, the Executive shall be entitled to the following extended compensation bonuses in addition to his base salary:

     (i) Short Term Incentive Compensation. Executive shall be entitled to the following short-term incentive compensation:

(A)	An amount equal to fifty (50%) percent of the base salary at one hundred (100%) percent achievement of Company EBITDA target pursuant to the approved Corporate Bonus Pool attached hereto Exhibit “A”.

(B)	An amount equal to fifty (50%) percent of base salary based upon one hundred (100%) percent achievement of positive EBITDA change (+Δ%) in Company EBITDA target pursuant to the approved Corporate Bonus Pool attached hereto as Exhibit “A”

(ii) Long Term Incentive Compensation.

(A)	1,000,000 ten-year stock options granted as of May 8, 2009 at the closing price as of the date of the next compensation committee meeting, based on the following goals:

(1)	Strategic Planning

*	Corporate and business planning completed by July 31st of each year

*	Operational plan by September 30th of each year including budgets

(2)	Capitalization, Public Filings, and Investor Relations

*	Ongoing capitalization to ensure company meets financial obligations

*	Timely filing of all information as required by the SEC and FINRA

*	Quarterly earnings calls, annual meetings, and Board proceedings

(3)	Organizational Development

*	Executive team and Board staffing

*	Performance and compensation management system updated by September 30th of each year

The bonus program shall be administered and distributed under the sole direction of the Compensation Committee of the Board. The stock option shall be vested over three (3) years, one-third (1/3) the first year, one-third (1/3) the second year and one-third (1/3) the third year. Except as provided in Section 4, if the Employment Period during any fiscal year is less than the full fiscal year, the bonus amount paid to Executive, if any, attributable to any fiscal year shall be prorated for the actual number of days of the Employment Period that elapse during such fiscal year.

     (c) Benefits. During the Employment Period, the Company will provide Executive with family health, dental and major medical, vision and disability coverage, as well as participation under such plans as the Board may establish or maintain from time to time for executive officers of the Company (collectively, the “Benefits”). Executive will be entitled to such paid vacation per annum as the Company shall establish as Company policy for all management of the Company.

     (d) Reimbursement of Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Specifically, Executive will be reimbursed for up to $2,500 of annual membership dues to licensing and trade organizations of the Executive’s designation.

     Section 4. Termination.

(a) The Employment Period will continue until the earlier of:

(i)	Executive’s resignation

(A) for Good Reason on 30 days’ written notice,

(B) expiration of the Employment Term referred to in Section 1 hereof,

(C) as a result of Executive’s death or Disability, which resignation shall be deemed automatically tendered upon Executive’s death or Disability; or

(ii)	the giving of notice of termination by the Company for Cause.

For purposes of this Agreement, “Cause” means

(i)	any material willful or intentional act of Executive that has the effect of injuring the reputation or business of the Company or its Affiliates in any material respect,

(ii)	Executive’s use of illegal drugs,

(iii)	that the Executive has materially failed to perform his duties hereunder and such failure continues uncured for 60 days after notice to Executive by the Company; provided, the foregoing notice shall only be required with respect to two material breaches that occur in any 12-month period, or

(iv)	Executive’s conviction or a plea of guilty or no contest or similar plea with respect to, a felony, an act of fraud or embezzlement, a breach of fiduciary duty to the Company or any of its Subsidiaries, or

(v)	breach of any of Sections 6, 7 or 8 of this Agreement.

For the purposes of this Agreement, “Good Reason” means

(i)	any attempt to substantially diminish Executive’s professional responsibilities,

(ii)	any intentional act which creates a workplace environment that, by duress or otherwise, makes it impossible for Executive to continue his employment,

(iii)	a reduction in Salary or the overall level of other compensation and benefits to which Executive is entitled under this Agreement, unless agreed to by Executive, or

(iv)	the failure by the Company to pay the Executive any portion of the Executive’s current compensation when due and such failure continues for 7 days after notice to Company from Executive provided that the foregoing notice shall only be required with respect to one such failure in any 12-month period.

(v)	A material breach of this Agreement by Company and the failure to cure such breach within thirty (30) days after notice to Company by the Executive; provided, the foregoing notice shall only be required with respect to one (1) material breach during the term or any extended term of this Agreement.

(vi)	A change in control of the Company.

     (b) In the event the Employment Period is terminated by reason of Executive’s death, disability or by the Company Without Cause (which shall be a material breach of this Agreement) or the Executive resigns for Good Reason, Executive shall be paid the Severance Amount hereinafter referred to (“Severance Amount”) in lump sum, within thirty

(30) days of the date of termination, and simultaneously with the execution of a release in the form of that which is attached hereto as Exhibit “B”. The Severance Amount which Executive will be entitled to is as follows:

(i)	The amount equal to three (3x) times Executive’s then base annual salary paid in cash or, if agreed to by Executive, a combination of cash and unrestricted company stock, and

(ii)	One hundred percent (100%) percent of all earned and fifty (50%) percent of all unearned bonus incentive compensation for the remainder of the term of this Agreement, but for such termination, and

(iii)	Any unearned stock options or warrants shall immediately vest and be delivered to executive in unrestricted form, and

(iv)	Immediate and continued medical coverage during the Severance Term pursuant to COBRA at the Company’s expense; and

(v)	all accrued and unpaid Salary and unused vacation time through the Termination Date and all unreimbursed business expenses incurred through the Termination Date, and

(vi)	outplacement services and office expense of up to Two Thousand ($2,000.00) Dollars per month for a period of time equal to the greater of the remainder of the term of this Agreement or a period of two (2) years from the date of termination, whichever is greater, unless such termination arises by reason of Executive’s death.

To the extent applicable, Executive shall thereafter continue to comply with Section 6, 7 and 8 hereof.

     (c) In the event the Employment Period is terminated due to the Executive’s resignation Without Good Reason or by the Company with Cause then, so long as Executive continues to comply with Sections 6, 7 and 8 hereof, Executive will be entitled to receive the lump sum payment of the amounts referred to in (i) and (iii) below within thirty (30) days of the date of termination, and immediate and continued medical coverage referred to in (ii) below:

(i)	any incentive payments earned and accrued but not yet paid to Executive prior to the Termination Date,

(ii)	continued medical coverage during the Severance Term pursuant to COBRA at the Company’s expense,

(iii)	all accrued and unpaid Salary and unused vacation time through the Termination Date and all unreimbursed business expenses incurred through the Termination Date.

     Section 5. Resignation as Officer or Director. Upon the Termination Date, Executive will be deemed to have resigned from each position (if any) that he then holds as an officer or director of the Company and each of its Affiliates, and Executive will take any and all reasonable action that the Company may request in order to confirm or evidence such resignation.

     Section 6. Confidential Information. Executive acknowledges that the information, observations and data that may be obtained by Executive during his employment relationship with, or through his involvement as a consultant, contractor, representative, agent, officer, director, partner, member or stockholder of, the Company, any of its Subsidiaries or Affiliates thereof (each of the Company, any of its Subsidiaries or Affiliates being a “Related Company” and, collectively, the “Related Companies”), prior to and after the date of this Agreement concerning the business or affairs of the Related Companies (collectively, “Confidential Information”) are and will be the property of the Related Companies (“Company Property”). Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for the account of himself or any other Person any Company Property or Confidential Information without the prior written consent of the Company (by the action of the Board), unless and to the extent that such Company Property or Confidential Information has become generally known to and available for use by the public other than as a result of Executive’s improper acts or omissions to act, or is required to be disclosed by law. Executive will deliver or cause to be delivered to the Company at, or within two days of, the Termination Date, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Company Property or Confidential Information or the business of any Related Company which Executive may then possess or have under his control.

     Section 7. Non-Compete, Non-Solicitation.

     (a) Non-Compete. Executive acknowledges that during his employment relationship with, or through his involvement as a consultant, contractor, representative, agent, officer, director, partner, member or stockholder of, the Company, any of its Subsidiaries, or any of their respective Affiliates or any predecessor thereof, Executive has and will become familiar with trade secrets and Confidential Information concerning such companies, and with investment opportunities relating to their respective businesses, and that Executive’s services have been and will be of special, unique and extraordinary value to the foregoing entities. Therefore, Executive agrees that, during his employment with the Company and for one year after the Termination Date (the “Non-Compete Period”), unless otherwise agreed to in writing by the Parties to this Agreement, he will not, directly or indirectly, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, render services to, or in any manner connected with any business (in each case including on his own behalf or on behalf of another Person), whose products, services or activities compete in whole or in part with the products, services or activities of the Company or its Affiliates, as they now exist or may exist during such one year period, anywhere within the United States; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) 2% of any class of securities of any enterprise (but without otherwise directly or indirectly participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities

Exchange Act of 1934. Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 7(a). _/s/ BW_ [initial].

     (b) Non-Solicitation. During his employment with the Company and for one year thereafter, Executive will not directly or indirectly

(i)	induce or attempt to induce any employee or independent contractor of the Company or any Subsidiary, or their respective Affiliates to leave the employ or contracting relationship with such entity, or in any way interfere with the relationship between any such entity and any employee, or

(ii)	induce or attempt to induce any customer, supplier or other business relation of the Company or any Subsidiary, or their respective Affiliates, to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such entity. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 7(b). _/s/ BW_ [initial].

     Section 8. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, know how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which relate to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by Executive during Executive’s past or future employment by the Company, or any Subsidiary, or any predecessor thereof (“Work Product”) belong to the Company, or its Subsidiaries, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right title and interest shall rest in the Company. Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including without limitation, assignments, consents, powers of attorney and other instruments.)

     Section 9. Enforcement. The Company and Executive agree that if, at any time a court holds that anything stated in Sections 6, 7 or 8 of this Agreement is unreasonable under circumstances, invalid or unenforceable, such shall not effect the validity and enforceability of the remainder of this Agreement. Because Executive’s services are unique and because Executive has access to information of the type described in Sections 6, 7 and 8 hereof, the Company and Executive agree that money damages would be an inadequate remedy for any breach of Section 6, 7 or 8 hereof. Therefore, in the event of a breach of Section 6, 7 or 8 hereof, the Company and any Subsidiary thereof may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions of Section 6, 7 or 8 hereof. The provisions of Sections 6, 7 and 8 hereof are intended to be for the benefit of the Company and any Subsidiary thereof and their respective successors and assigns. Sections 6, 7 and 8 hereof will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9. _/s/ BW_ [initial].

     Section 10. Representations and Warranties of Executive. Executive represents and warrants to the Company as follows:

     (a) Other Agreements. Executive is not a party to or bound by any employment, noncompete, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other Person which would affect his performance under this Agreement other than Executive’s prior agreement with his current employer.

     (b) Authorization. This Agreement constitutes the valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms.

     Section 11. Survival of Representations and Warranties. All representations and warranties contained herein will survive the execution and delivery of this Agreement.

     Section 12. Certain Definitions. When used herein, the following terms will have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

     “Board” means the Board of Directors of the Company.

     “Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the Commonwealth of Kentucky or in Louisville, Kentucky.

     “Cause” has the meaning given in Section 4(a).

     “Disability” means the failure by Executive (by reason of accident, illness, incapacity or other disability as determined by the Company) to perform his duties or fulfill his obligations under this Agreement on a “full time” basis for a cumulative total of 180 days, whether or not consecutive, within any 12-month period. The Company's determination as to whether Executive has incurred a Disability shall be made in good faith by the Board based on the opinion of a licensed physician selected by the Company or its insurers.

     “Good Reason” has the meaning given in Section 4(a).

     “Non-Compete Period” has the meaning given in Section 7.

     “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

     “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

     “Termination Date” means the date on which the Employment Period ends as determined by Section 4(a).

     “Without Cause” has the meaning given in Section 4(a).

     Section 13. Miscellaneous.

     (a) Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, or (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

Notices to Executive, to:

Bruce Widener
15312 Champion Lakes Place
Louisville, Kentucky 40245

Notices to the Company, to:

Beacon Enterprise Solutions Group, Inc.
1961 Bishop Lane
Louisville, KY 40218
Attn: Bruce Widener

with a copy (which will not constitute notice to the Company) to:

Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, Kentucky 40202
Attn: William G. Strench

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

     (b) Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. No other course of dealing among the Company and Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

     (c) Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     (d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     (e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

     (f) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

     (g) Governing Law. This Agreement shall be interpreted, enforced and governed by the laws of the Commonwealth of Kentucky. If, for any reason, any part(s) or language within any part(s) of this Agreement shall be deemed invalid or unenforceable, all remaining parts shall remain binding and in full force and effect.

     (h) Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Jefferson County, Kentucky in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any Court other than a federal or state court sitting in Jefferson County, Kentucky, as applicable.

     (i) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, which may have related to the subject matter of this Agreement in any way.

     (j) Attorney’s Fees. In the event that Company or Executive should bring suit against the other in respect to any matters provided for in this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs in connection with such suit.

     IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

By: /s/ John D. Rhodes
Name: Dr. John D. Rhodes
Title: Director and Chairman of Compensation Committee

EXECUTIVE

/s/ Bruce Widener Bruce Widener, Executive

EXHIBIT “A”

CORPORATE BONUS POOL PLAN

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EXHIBIT B

FORM OF RELEASE AGREEMENT

     This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Executive Employment Agreement (the “Employment Agreement”) dated as of the _____ day of _________________, ___________, by and between Bruce Widener (“Employee”) and Beacon Enterprise Solutions Group, Inc. (the “Company”).

     In consideration of the benefits set forth in the Employment Agreement, Employee hereby settles, waives, releases and discharges any and all claims, demands, actions or causes of actions, known or unknown, which Employee has or may have against the Company, its subsidiaries, affiliates, partners, directors, officers, shareholders, agents or employees, except as otherwise provide in the Employment Agreement.

     Employee expressly acknowledges that the Employment Agreement includes consideration for the settlement, waiver, release and discharge of any and all claims or actions arising from Employee’s employment, the terms and conditions of Employee’s employment or Employee’s separation from employment with the Company, including wrongful termination.

     Employee recognize that by signing this Release Agreement, Employee may be giving up some claim, demand or cause of action, which Employee now has or may have, of which Employee may be unaware. Employee also acknowledges that Employee is giving up any right to seek reemployment with the Company.

     Employee agrees that Employee will keep the terms and conditions of this Agreement confidential and that Employee shall not disclose such terms to anyone, either within or outside the Company, except their attorney, spouse, accountant and/or financial advisor. In addition, by signing this Agreement Employee acknowledges that while employed with the Company Employee was exposed to confidential information including but not limited to information regarding employees and agents of the Company and information regarding the Company’s policies and procedures all of which is confidential in nature. Employee agrees that Employee will not disclose any such information to any person or entity at any time for any reason. Employee understands further that disclosure of any such information will constitute a breach of this Agreement and that the Company will have the right to pursue any and all remedies to which it may be entitled as a result of that breach. If the Company prevails in pursuing an action for breach of this Agreement against Employee, in addition to damages, Employee agrees to pay all costs incurred by the Company associated with any such action, including legal fees and costs.

     It is understood that this Release Agreement shall in no way affect any claims Employee may have under laws relating to social security or unemployment benefits.

     This Release Agreement will be governed by the laws of the Commonwealth of Kentucky.

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     Employee acknowledges that Employee has read and fully understands all of the provisions of this Release Agreement and that Employee is entering into this Agreement freely and voluntarily.

     Executed on this ___________ day of _____________ , _______ .

     _________________________________
     Name:

STATE OF ____________________	§

§

COUNTY OF __________________	§

     BEFORE ME, the undersigned authority personally appeared ______________, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this _____ day of ______________, ________.

     _____________________________________
     NOTARY PUBLIC in and for the

     State of ___________________

     My Commission Expires: ___________________

     Identification produced:

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